THE TILE SHOP APPOINTS CHRIS HOMEISTER

AS CHIEF OPERATING OFFICER

Minneapolis, MN –October 1, 2013 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced the appointment of Mr. Chris Homeister as Chief Operating Officer, a new position within the Company. In this role, Mr. Homeister will oversee supply chain, retail operations and merchandising. This appointment is effective immediately.

Mr. Robert Rucker, Tile Shop’s Chief Executive Officer, commented, "Chris has a very broad array of skills and extensive retail background that will significantly strengthen our management team and we warmly welcome him to The Tile Shop.  We believe that Chris' experience and successes in leading and growing multi-billion dollar organizations at prominent retailers, coupled with his comprehensive experience in product development, retail, direct sourcing, and business development, will translate well at our Company.  Chris' appointment will provide The Tile Shop with additional leadership and knowledge in key areas that will further aid our growth and geographic expansion."

Mr. Homeister previously served as the General Manager and Senior Vice President of Best Buy's Entertainment Business Group where he led all elements of this multi-billion dollar business across retail and online channels.  During his time at Best Buy, Mr. Homeister also held senior executive roles in strategic planning, and leading the Mobile Electronics and Computer merchandising teams.  Prior to Best Buy, Mr. Homeister was a Vice President at Gateway where he led new product development, private-label products, strategic alliances, and corporate development.   Mr. Homeister began his career at Amoco Corporation serving in a wide variety of financial and marketing roles.  Mr. Homeister earned an M.B.A from The University of Notre Dame, and a Bachelor of Business Administration degree in Finance from The University of Iowa.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 80 stores in 25 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com